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EXHIBIT 5.1

OPINION OF FLEETWOOD ENTERPRISES, INC. GENERAL COUNSEL

November 27, 2002

Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, California 92503

        Re: Registration Statement on Form S-8

Ladies and Gentlemen:

        I am general counsel for Fleetwood Enterprises, Inc., a Delaware corporation (the "Company"). This opinion is rendered in connection with that certain Registration Statement on Form S-8 (the "Registration Statement"), which is to be filed with the Securities and Exchange Commission to register an additional 3,552,698 shares of the Company's common stock, par value $1.00 per share, of which 3,000,000 shares (the "Additional Incentive Plan Shares") are issuable under the Company's Amended and Restated 1992 Stock-Based Incentive Compensation Plan (the "Incentive Plan"), an additional 200,000 shares (the "Additional Nonemployee Director Plan Shares") are issuable under the Company's 1992 Nonemployee Director Stock Option Plan (the "Nonemployee Director Plan"), and 352,698 shares (the "Caudill Shares") issuable under the Company's Edward B. Caudill Stock Option Plan and Agreement (the "Caudill Agreement").

        For purposes of rendering this opinion, I have made such legal and factual examinations as I have deemed necessary under the circumstances and, as part of such examination, I have examined, among other things, originals and copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate. For the purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to me. As to facts material to the opinions expressed herein which were not independently established or verified by me, I have relied upon oral or written statements and representations of the Company and others.

        On the basis of and in reliance upon the foregoing, and assuming the Registration Statement has become effective pursuant to the provisions of the Securities Act of 1933, as amended, it is my opinion that:

  1.
  When issued, delivered and paid for pursuant to and in accordance with the Incentive Plan, the Additional Incentive Plan Shares will be validly issued, fully paid and nonassessable;

  2.
  When issued, delivered and paid for pursuant to and in accordance with the Nonemployee Director Plan, the Additional Nonemployee Director Plan Shares will be validly issued, fully paid and nonassessable; and

  3.
  When issued, delivered and paid for pursuant to and in accordance with the Caudill Agreement, the Caudill Shares will be validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ FORREST D. THEOBALD Forrest D. Theobald Senior Vice President—General Counsel

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  EXHIBIT 5.1